PRESS RELEASE		                          				UNILAB CORPORATION
                                					     			(AMEX:ULB)
                                						     		18448 Oxnard Street
                                     								Tarzana, CA  91356


                                             For Further Information:
                                             Richard A. Michaelson
                                    			 					Phone: (818) 758-6607


IMMEDIATE RELEASE
January 20, 1997


              UNILAB CORPORATION NAMES DAVID C. WEAVIL
               CHAIRMAN AND CHIEF EXECTIVE OFFICER


TARZANA, CA, January 20, 1997 - The Board of Directors of UNILAB Corporation (AMEX:ULB) announced today that it has appointed David Weavil as Chairman, President and Chief Executive Officer, effective immediately. Mr. Weavil succeeds Unilab Chairman and Chief Executive Officer, Andrew H. Baker.
Mr. Baker, who will remain a consultant to the Company, will become
Chief Executive Officer of Preferred Health Strategies, Inc., a Preferred Provider Organization concentrating on the metropolitan New York area.

Mr. Weavil has spent the last 20 years in the clinical laboratory testing business in a succession of increasingly senior finance and operating positions. Prior to his new appointment as Unilab's Chief Executive Officer, Mr. Weavil had been Chief Operating Officer of Laboratory Corporation of America.

"Andrew Baker, who has for more than a decade been one of the distinguished leaders in the laboratory industry, is now moving to new challenges in a different segment in the health care field. As a founding officer of Unilab, Andrew and his management team have built the Company into the largest provider of laboratory testing services in California. We wish him well in his new endeavor," stated Unilab Director Kirby Cramer.

Mr. Cramer added "David Weavil has a proven record in cost management and keen attention to detail. His recognition that disciplined management of account relationships is critical to a lab's success in today's evolving health care environment is, we believe, one of David's key strengths."

"The challenges and opportunity facing the lab industry and Unilab are clear," Mr. Weavil said, "and Unilab has begun many of the steps necessary to improve the strength of its business. I look forward to joining this exciting company that is a vital and valued part of the health care delivery system."

A graduate of the University of North Carolina Chapel Hill, Mr. Weavil has held his CPA Certification since 1974. He was in the audit group at Peat Marwick until 1977, when he became the Chief Financial Officer at Biomedical Reference Laboratories (BRL). Mr. Weavil continued as Chief Financial Officer at Roche Biomedical Laboratories (RBL), a division of Hoffman La Roche, upon its 1982 acquisition of BRL. In 1989 he assumed the Chief Operating Officer role at RBL, a position he has held with Laboratory Corporation of America (successor corporation upon the merger of RBL and NHL) since the fall of 1995.

Unilab Corporation is the largest provider of clinical laboratory testing services in California through its primary testing facilities in Los Angeles, San Jose and Sacramento and over 200 regional service and testing facilities located throughout the state.


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